Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237142

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED APRIL 27, 2020
(to Prospectus dated March 20, 2020)

Up to $250,000,000 of Shares of Common Stock

Common Stock

This Supplement No. 1 to Prospectus Supplement, or this Supplement No. 1, amends and supplements the information in the prospectus, dated March 20, 2020, or the Prospectus, to the registration statement on Form S-3 (File No. 333-237142), or the Form S-3, and the prospectus supplement, dated April 27, 2020, or the Prospectus Supplement, of Sorrento Therapeutics, Inc., or we, us and our. This Supplement No. 1 should be read in conjunction with and is qualified in its entirety by reference to the Prospectus and the Prospectus Supplement, except to the extent that the information herein amends or supersedes the information contained therein. This Supplement No. 1 is not complete without and may only be delivered or utilized in connection with the Prospectus and the Prospectus Supplement, and any future amendments or supplements thereto.

We filed the Prospectus Supplement on April 27, 2020 to register the offer and sale of shares of our common stock under the terms of a Common Stock Purchase Agreement, dated April 27, 2020, or the Purchase Agreement, that we entered into with Arnaki Ltd., or the Purchaser. In accordance with the terms of the Purchase Agreement and the Prospectus Supplement, we could sell shares of our common stock having an aggregate offering price of up to $250.0 million to the Purchaser. Effective October 27, 2020, we voluntarily terminated the Purchase Agreement. As of October 27, 2020, we had sold an aggregate of 1,423,077 shares of our common stock pursuant to the Purchase Agreement for aggregate net proceeds to us of $8.0 million.

The purpose of this Supplement No. 1 is to terminate our continuous offering under the Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this Supplement No. 1, the Prospectus Supplement and the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Supplement No. 1 is December 4, 2020.